Exhibit 10.37

GE CAPITAL CORPORATION
Barbara Kaiser	Life Science Finance
SVP, Sales	2050 Martin Avenue
Santa Clara, CA 95050
October 6, 2004	408-986-6886 ph./ 408-980-7722 fax
Revised: October 22, 2004
Revised: October 27, 2004

CONFIDENTIAL LOAN PROPOSAL FOR

Vical Incorporated

Vical Incorporated

Mr. Vijay B. Samant

President and CEO

Ms. Jill M. Church

Vice President, Chief Financial Officer

Mr. Glen E. Medwid

Executive Director and Controller

Vical Incorporated

10390 Pacific Center Court

San Diego, CA 92121

Dear Vijay, Jill, and Glen:

General Electric Capital Corporation (“GE Capital”) has reviewed the information provided by you in connection with the requested financing for Vical Incorporated (referred to as “Vical” or the “Company”). Based on the review to date and subject to the timely receipt of a signed copy of this proposal letter as indicated below, GE Capital is pleased to consider arranging and providing a $8,500,000 financing (the “Financing”) as outlined in the attached Term Sheet incorporated herein by reference, subject to the general terms and conditions in this proposal letter and the Term Sheet.

GE Capital is one of the largest and most diversified financial service companies in the world with assets exceeding $300 billion and operations in over 45 countries. We have been actively providing equipment financing for Life Science companies for over a decade. It is our privilege to be a financial partner to hundreds of Life Science companies.

This proposal letter, including the attached Term Sheet, is being provided to the Company on a confidential basis and is merely an indication of interest regarding the Financing transaction on the general terms and conditions outlined herein and should not be construed as a commitment. GE Capital may change the terms of this proposal or cease future consideration of the Financing at any time without liability to GE Capital. The attached Term Sheet does not purport to summarize all of the terms and conditions upon which the overall facilities are to be based, which terms and conditions would be contained fully in final documentation, and indicates only the principal terms and conditions under which the overall financing will be considered.

Company agrees not to utilize this proposal to solicit other offers or to modify, renegotiate or otherwise improve the terms and conditions of any other offer heretofore or hereafter received by the Company. Notwithstanding the foregoing, there is no restriction (either express or implied) on any disclosure or dissemination of the United States federal income tax structure or aspects of the transactions contemplated by this proposal or of any documents executed pursuant hereto. Further, each party hereto acknowledges that it has no proprietary rights to any United States federal income tax elements of this proposal or of the structure contemplated hereby. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the financing without the prior written consent of GE Capital.

By signing below, the Company acknowledges the terms and conditions of this proposal and agrees to pay a Good Faith Deposit of $42,500. Upon receipt of the executed proposal letter and accompanying Deposit, GE Capital shall commence the investment and credit approval process. If this proposal is approved and accepted by GE Capital, the Good Faith Deposit will be applied to the first rental payment for each funding on a pro rata basis with any unutilized Deposit remaining at the end of the Anticipated Funding Period to be retained by GE Capital as a non-utilization fee. In the

CONFIDENTIAL	2	10/27/04
GE Capital Corporation
Life Science Finance

Vical Incorporated

event the transaction represented by this proposal and any amendment to it is not approved by GE Capital, the Good Faith Deposit (less the cost of credit verification and investigation and any out of pocket expenses incurred such as appraisal fees, legal fees, etc.) shall be promptly returned. Before funding can take place, all proper documentation of title and UCC release from other lenders must be in place and approved by GE Capital.

We thank you for your consideration and look forward to working with you toward completing this transaction.

Term Sheet

Transaction:	Loan

Borrower:	Vical Incorporated

Lender:	General Electric Capital Corporation, its affiliates or its assignee (“GE Capital”)

Loan Amount:	Up to $8,500,000.

Equipment:

Lab, scientific, and computer equipment, FF&E, and soft cost, per the Company’s equipment lists and the attached Addendum A. All equipment must be acceptable to GE Capital and located at Company owned or leased facilities within the continental United States. All equipment will be free and clear of other liens, claims, and encumbrances.

Loan Term and Payment:

Equipment previously-financed by Bank of America (1/1/04 and subsequent) (~ $2.2MM): To be combined on one schedule. 33 monthly payments of Principal and Interest @ 3.16081% of financed cost, paid monthly in arrears for each loan schedule, full payout. (3.00% all-in rate)

Newly-purchased Computer equipment and soft cost (~ $2.4MM): 36 payments of Principal and Interest @ 2.90812% of financed cost, paid monthly in arrears for each loan schedule, full payout. (3.00% all-in rate)

All other newly-purchased equipment (~ $3.9MM): 48 payments of Principal and Interest @ 2.22229% of financed cost, paid monthly in arrears for each loan schedule. (3.20% all-in rate.)

Anticipated Funding Period:	November 1, 1004 through October 31, 2005.

Line Mechanics:	Minimum loan fundings will be $100,000 with no more than one funding per month. (Equipment with different terms may be combined on any schedule.)

CONFIDENTIAL	3	10/27/04
GE Capital Corporation
Life Science Finance

Vical Incorporated

With the exception of the previously-financed equipment, all equipment with invoice dates older than 90 days will be financed at appropriate discount.

Amortization begins on the first of the month start date. Interim interest will be charged for the period between the funding date and the start date.

Security Deposit:

The Company will provide GE Capital with a non-interest-bearing cash security deposit equivalent to 60% of the financed cost on each schedule. This deposit will be reduced semi-annually (starting 1/1/05) to an amount equivalent to 60% of the remaining principal balance, with appropriate refunds made to the Company.

Covenant:

The financial covenant agreement (12/02) already in place (To wit: Company must maintain unrestricted cash, as defined, of the greater of $45,000,000 or 12 months’ cash needs) will be amended so that Company must maintain the greater of $25,000,000 or 12 months’ cash needs.

The covenant will be additionally amended so that marketable securities with maturities of up to 36 months (subject to acceptable investment quality) will be considered ‘unrestricted cash’.

GENERAL TERMS AND CONDITIONS

Our proposal contains the following provisions and the Loan Payments we propose are specifically based upon these provisions and our assumptions.

1.

MAINTENANCE AND INSURANCE:  All maintenance and insurance (fire and theft, extended coverage and liability) are the responsibility of the Company. Company will be responsible for maintaining in force, all risk damage, and liability insurance in amounts and coverages satisfactory to GE Capital.

2.

DOCUMENTATION:  GE Capital’s current standard loan documentation for this type of collateralized loan will be used. Any requested changes will be negotiated with GE Capital’s internal counsel. (Most of the Company’s master documents are already in place.)

3.

INDEXING:  The Interest Rate, Payment Factor and corresponding Loan Payments are based on the Federal Reserve 24-, 36- and imputed 48-month Constant Maturities Rate (H.15/ “Treasury Rates”) for October 4, 2004 (2.65%, 2.93%, and 3.185%, respectively) and will be adjusted effective as of the date of funding of any Financing. The adjustment will be basis-point-for-basis-point for any increase in comparable term treasuries and for any decrease after a 50 basis-point decline.

4.	TRANSACTION COSTS: By execution and return of this proposal letter, the Company will be responsible for (i) all of its closing costs, (ii) all out of pocket fees and expenses incurred by GE

CONFIDENTIAL	4	10/27/04
GE Capital Corporation
Life Science Finance

Vical Incorporated

Capital in connection with the Financing under consideration including, without limitation, actual out-of-pocket expenses associated with engagement of outside counsel, UCC searches and filings costs, inspection and appraisal fees and similar costs, (iii) the Company will indemnify and hold harmless GE Capital and its affiliates, officers, directors, employees and agents (each an “Indemnified Person”) against all claims, costs, damages, liabilities and expenses (each a “Claim”) which may be incurred by or asserted against any of them in connection with this letter, the Financing, or the matters contemplated in this proposal letter, and will reimburse each Indemnified Person, upon demand, for any legal or other expenses incurred in connection with investigating, defending or participating in any Claim, or any action proceeding relating to such Claim, and (iv) the Company waives any right to a jury trial in any action or proceeding brought against GE Capital.

5.	ELECTRONIC PAYMENT SYSTEM: GE Capital’s standard payment collection method is through an electronic payment system. An enrollment form will be provided with Loan documentation. (Optional)

6.

CONFIDENTIALITY:  This proposal letter is being provided to the Company on a confidential basis. Except as required by law, neither this proposal nor its contents may be disclosed, except to individuals who are the Company’s officers, employees or advisors who have a need to know of such matters and then only on the condition that such matters remain confidential. In addition, none of such persons shall, except as required by law, use the name of, or refer to GE Capital, in any correspondence, discussions, advertisement, press release or disclosure made in connection with the Financing without the prior written consent of GE Capital.

7	EXPIRATION: This proposal will expire 11/05/04 if not accepted prior to that date.

This proposal expresses GE Capital’s willingness to seek internal approval for the transaction contemplated herein. By signing and returning this letter both parties acknowledge that: The above proposed terms and conditions do not constitute a commitment by GE Capital, (ii) GE Capital’s senior management may seek changes to the above terms and conditions, and (iii) GE Capital may decline further consideration of this transaction at any point in the approval process. If a commitment were to be given it would be subject to and preceded by a completion of a legal and business due diligence, as well as collateral and credit review and analysis, all with results satisfactory to GE Capital and the closing of any financing would be conditioned upon the prior execution and delivery of final legal documentation and all conditions precedent acceptable to GE Capital and its counsel and no material adverse change in the business condition or prospects of the Company.

I would appreciate the opportunity to discuss this proposal with you at your earliest convenience. Please do not hesitate to contact me at (408) 986-6886 if you have any questions or if I can be of other assistance.

Sincerely,	PROPOSAL ACCEPTED BY:

Vical Incorporated

Barbara Kaiser SVP, Sales	Name:	/s/ Vijay B. Samant
	Title:	Vijay B. Samant President and CEO

Date:

CONFIDENTIAL	5	10/27/04
GE Capital Corporation
Life Science Finance

Vical Incorporated

Addendum A Expected Equipment Composition (by end of term):

Category	Amount		Percentage

Lab, scientific, & manufacturing equipment	≥	$4,380,000	≥	52%

Computer and networking equipment	≤	525,000	≤	6%

Lab and office furniture, office equipment & similar	≤	70,000	≤	1%

Soft Cost (TIs, software, GMP validation, tax, freight, & similar, as below):	≤	3,525,000	≤	41%

Total		$8,500,000		100%

a)

Soft Cost to include remaining TIs for the manufacturing facility (~ $1.5MM); software and implementation (~ $570K), external costs of GMP validation of facility and equipment (~ $1.1MM), tax, freight, and similar (~ $355K).

b)	All other equipment is represented to be “off-the-shelf, non-custom equipment”.

CONFIDENTIAL	6	10/27/04
GE Capital Corporation
Life Science Finance

Vical Incorporated

AUTHORIZATION FOR RELEASE

OF INFORMATION

The undersigned hereby authorizes past and present depositing institutions, creditors, vendors and suppliers of the undersigned to provide such information pertaining to any loans, leases, lines of credit, account balances, and payment histories of the undersigned to General Electric Capital Corporation as it may request.

Vical Incorporated

By:	/s/ Vijay B. Samant
Vijay B. Samant
Title:	President and CEO

Date:	11/5/04

CONFIDENTIAL	7	10/27/04
GE Capital Corporation
Life Science Finance

11/98

MASTER SECURITY AGREEMENT

dated as of December 15, 2000 (“Agreement”)

THIS AGREEMENT is between General Electric Capital Corporation (together with its successors and assigns, if any, “Secured Party”), and VICAL INCORPORATED (“Debtor”). Secured Party has an office at 5150 EI Camino Real, Suite B-21, Los Altos, CA 94022. Debtor is a corporation organized and existing under the laws of the state of Delaware. Debtor’s mailing address and chief place of business is 9373 Towne Centre Drive, Suite 100, San Diego, CA 92121.

1.	CREATION OF SECURITY INTEREST.

Debtor grants to Secured Party, its successors and assigns, a security interest in and against all property listed on any collateral schedule now or in the future annexed to or made a part of this Agreement (“Collateral Schedule”), and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, and all insurance and/or other proceeds thereof (all such property is individually and collectively called the “Collateral”). This security interest is given to secure the payment and performance of all debts, obligations and liabilities of any kind whatsoever of Debtor to Secured Party, now existing or arising in the future, including but not limited to the payment and performance of certain Promissory Notes from time to time identified on any Collateral Schedule (collectively “Notes” and each a “Note”), and any renewals, extensions and modifications of such debts, obligations and liabilities (such Notes, debts, obligations and liabilities are called the “Indebtedness”). Notwithstanding anything to the contrary contained in this Agreement, to the extent that Secured Party asserts a purchase money security interest in any items of Collateral (“PMSI Collateral”): (i) the PMSI Collateral shall secure only that portion of the Indebtedness which has been advanced by Secured Party to enable Debtor to purchase, or acquire rights in or the use of such PMSI Collateral (the “PMSI Indebtedness”), and (ii) no other Collateral shall secure the PMSI Indebtedness.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF DEBTOR.

Debtor represents, warrants and covenants as of the date of this Agreement and as of the date of each Collateral Schedule that;

(a) Debtor is, and will remain, duly organized, existing and in good standing under the laws of the State set forth in the preamble of this Agreement, has its chief executive offices at the location specified in the preamble, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations;

(b) Debtor has adequate power and capacity to enter into, and to perform its obligations under this Agreement, each Note and any other documents evidencing, or given in connection with, any of the Indebtedness (all of the foregoing are called the “Debt Documents”);

(c) This Agreement and the other Debt Documents have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding agreements enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws;

(d) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into, or performance by Debtor of any at the Debt Documents, except any already obtained;

(e) The entry into, and performance by, Debtor of the Debt Documents will not (i) violate any of the organizational documents of Debtor or any judgment, order, law or regulation applicable to Debtor, or (ii) result in any breach of or constitute a default under any contract to which Debtor is a party, or result in the creation of any lien, claim or encumbrance on any of Debtor’s property (except for liens in favor of Secured Party) pursuant to any indenture, mortgage, deed of trust, bank loan, credit agreement, or other agreement or instrument to which Debtor is a party;

(f) There are no suits or proceedings pending in court or before any commission, board or other administrative agency against or affecting Debtor which could, in the aggregate, have a material adverse effect on Debtor, its business or operations, or its ability to perform its obligations under the Debt Documents, nor does Debtor have reason in believe that any such suits or proceedings are threatened;

(g) All financial statements delivered to Secured Party in connection with the Indebtedness have been prepared in accordance with generally accepted accounting principles, and since the date of the most recent financial statement, there has been no material adverse change in Debtors financial condition;

(h) The Collateral is not, and will not be, used by Debtor for personal, family or household purposes;

(i) The Collateral is, and will remain, in good condition and repair and Debtor will not be negligent in its care and use;

(j) Debtor is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement; and

(k) The Collateral is, and will remain, free and clear of all liens, claims and encumbrances of any kind whatsoever, except for (i) liens in favor of Secured Party, (ii) liens for taxes not yet due or for taxes being contested in good faith and which do not involve, in the judgment of Secured Party, any risk of the sale, forfeiture or loss of any of the Collateral, and (iii) inchoate materialmen’s, mechanic’s, repairmen’s and similar liens arising by operation of law in the normal course of business for amounts which are not delinquent (all of such liens are called “Permitted Liens”).

3.	COLLATERAL.

(a) Until the declaration of any default, Debtor shall remain in possession of the Collateral; except that Secured Party shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, and (ii) any other Collateral in which Secured Party’s security interest may be perfected only by possession. Secured Party may inspect any of the Collateral during normal business hours after giving Debtor reasonable prior notice. If Secured Party asks, Debtor will promptly notify Secured Party in writing of the location of any Collateral.

(b) Debtor shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, (iii) use and maintain the Collateral only in compliance with manufacturers recommendations and all applicable laws, and (iv) keep all of the Collateral free and clear of all liens, claims and encumbrances (except for Permitted Liens).

(c) Debtor shall not, without the prior written consent of Secured Parry, (i) part with possession of any of the Collateral (except to Secured Party or for maintenance and repair), (ii) remove any of the Collateral from the continental United States, or (iii) sell, rent, lease, mortgage, grant a security interest in or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral.

(d) Debtor shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Secured Party may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Debtor agrees to reimburse Secured Party, on demand, all costs and expenses incurred by Secured Party in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Indebtedness.

(e) Debtor shall, at all times, keep accurate and complete records of the Collateral, and Secured Party shall have the right to inspect and make copies of all of Debtor’s books and records relating to the Collateral during normal business hours, after giving Debtor reasonable prior notice.

(f) Debtor agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Secured Party. Secured Party may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, the Secured Party.

4.	INSURANCE.

(a) Debtor shall at all times bear the entire risk of any loss, theft, damage to, or destruction of, any of the Collateral from any cause whatsoever.

(b) Debtor agrees to keep the Collateral insured against loss or damage by fire and extended coverage perils, theft, burglary, and for any or all Collateral which are vehicles, for risk of loss by collision, and if requested by Secured Party, against such other risks as Secured Party may reasonably require. The insurance coverage shall be in an amount no less than the full replacement value of the Collateral, and deductible amounts, insurers and policies shall be acceptable to Secured Party. Debtor shall deliver to Secured Party policies or certificates of insurance evidencing such coverage. Each policy shall name Secured Party as a loss payee, shall provide for coverage to Secured Party regardless of the breach by Debtor of any warranty or representation made therein, shall not be subject to co-insurance, and shall provide that coverage may not be canceled or altered by the insurer except upon thirty (30) days prior written notice to Secured Party. Debtor appoints Secured Party as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Secured Party shall not act as Debtors attorney-in-fact unless Debtor is in default. Proceeds of insurance shall be applied, at the option of Secured Party, to repair or replace the Collateral or to reduce any of the Indebtedness.

5.	REPORTS.

(a) Debtor shall promptly notify Secured Party of (i) any change in the name of Debtor, (ii) any relocation of its chief executive offices, (iii) any relocation of any of the Collateral, (iv) any of the Collateral being lost, stolen, missing, destroyed, materially damaged or worn out, or (v) any lien, claim or encumbrance other than Permitted Liens attaching to or being made against any of the Collateral.

(b) Debtor will deliver to Secured Party Debtors complete financial statements, certified by a recognized firm of certified public accountants, within ninety (90) days of the close of each fiscal year of Debtor. If Secured Party requests, Debtor will deliver to Secured Party copies of Debtors quarterly financial reports certified by Debtors chief financial officer, within ninety (90) days after the close of each of Debtors fiscal quarter. Debtor will deliver to Secured Party copies of all Forms 10-K and 10-Q, if any, within 30 days after the dates on which they are filed with the Securities and Exchange Commission.

6.	FURTHER ASSURANCES.

(a) Debtor shall, upon request of Secured Party, furnish to Secured Party such further information, execute and deliver to Secured Party such documents and instruments (including, without limitation, Uniform Commercial Code financing statements) and shall do such other acts and things as Secured Party may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, Debtor shall cooperate and do all acts deemed necessary or advisable by Secured Party to continue in Secured Party a perfected first security interest in the Collateral, and shall obtain and furnish to Secured Party any subordinations, releases, landlord, lessor, or mortgagee waivers, and similar documents as may be from time to time requested by, and in form and substance satisfactory to, Secured Party.

(b) Debtor irrevocably grants to Secured Party the power to sign Debtor’s name and generally to act on behalf of Debtor to execute and file applications for title, transfers of title, financing statements, notices of lien and other documents pertaining to any or all of the Collateral; this power is coupled with Secured Party’s interest in the Collateral. Debtor shall, if any certificate of title be required or permitted by law for any of the Collateral, obtain and promptly deliver to Secured Party such certificate showing the lien of this Agreement with respect to the Collateral.

(c) Debtor shall indemnify and defend the Secured Party, its successors and assigns, and their respective directors, officers and employees, from and against all claims, actions and suits (including, without limitation, related attorneys’ fees) of any kind whatsoever arising, directly or indirectly, in connection with any of the Collateral.

7.	DEFAULT AND REMEDIES.

(a) Debtor shall be in default under this Agreement and each of the other Debt Documents if:

(i) Debtor breaches its obligation to pay when due any installment or other amount due or coming due under any of the Debt Documents;

(ii) Debtor, without the prior written consent of Secured Party, attempts to or does sell, rent, lease, mortgage, grant a security interest in, or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral;

(iii) Debtor breaches any of its insurance obligations under Section 4;

(iv) Debtor breaches any of its other obligations under any of the Debt Documents and fails to cure that breach within thirty (30) days after written notice from Secured Party;

(v) Any warranty, representation or statement made by Debtor in any of the Debt Documents or otherwise in connection with any of the Indebtedness shall be false or misleading in any material respect;

(vi) Any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against Debtor or any of the Collateral, which in the good faith judgment of Secured Party subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(vii) Debtor breaches or is in default under any other agreement between Debtor and Secured Party;

(viii) Debtor or any guarantor or other obligor for any of the Indebtedness (collectively “Guarantor”) dissolves, terminates its existence, becomes insolvent or ceases to do business as a going concern;

(ix) If Debtor or any Guarantor is a natural person, Debtor or any such Guarantor dies or becomes incompetent;

(x) A receiver is appointed for all or of any part of the property of Debtor or any Guarantor, or Debtor or any Guarantor makes any assignment for the benefit of creditors; or

(xi) Debtor or any Guarantor files a petition under any bankruptcy, insolvency or similar law, or any such petition is filed against Debtor or any Guarantor and is not dismissed within forty-five (45) days.

(b) If Debtor is in default, the Secured Party, at its option, may declare any or all of the Indebtedness to be immediately due and payable, without demand or notice to Debtor or any Guarantor. The accelerated obligations and liabilities shall bear interest (both before and after any judgment) until paid in full at the lower of eighteen percent (18%) per annum or the maximum rate not prohibited by applicable law.

(c) After default, Secured Party shall have all of the rights and remedies of a Secured Party under the Uniform Commercial Code, and under any other applicable law. Without limiting the foregoing, Secured Party shall have the right to (i) notify any account debtor of Debtor or any obligor on any instrument which constitutes part of the Collateral to make payment to the Secured Party, (ii) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (iii) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at said sale, or (iv) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the obligations then in default. If requested by Secured Party, Debtor shall promptly assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties. Secured Party may also render any or all of the Collateral unusable at the Debtor’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Secured Party is required to give to Debtor under the Uniform Commercial Code of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given to the last known address of Debtor at least five (5) days prior to such action.

(d) Proceeds from any sale or lease or other disposition shall be applied: first, to all costs of repossession, storage, and disposition including without limitation attorneys’, appraisers’, and auctioneers’ fees; second, to discharge the obligations then in default; third, to discharge any other Indebtedness of Debtor to Secured Party, whether as obligor, endorser, guarantor, surety or indemnitor; fourth, to expenses incurred in paying or settling liens and claims against the Collateral; and lastly, to Debtor, if there exists any surplus. Debtor shall remain fully liable for any deficiency.

(e) Debtor agrees to pay all reasonable attorneys’ fees and other costs incurred by Secured Party in connection with the enforcement, assertion, defense or preservation of Secured Party’s rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Debtor further agrees that such fees and costs shall constitute Indebtedness.

(f) Secured Party’s rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of the Secured Party to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. SECURED PARTY SHALL NOT BE DEEMED TO HAVE WAIVED ANY OF ITS RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY DEBTOR UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY SECURED PARTY. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

(g) DEBTOR AND SECURED PARTY UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS BETWEEN DEBTOR AND SECURED PARTY RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN DEBTOR AND SECURED PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.	MISCELLANEOUS.

(a) This Agreement, any Note and/or any of the other Debt Documents may be assigned, in whole or in part, by Secured Party without notice to Debtor, and Debtor agrees not to assert against any such assignee, or assignee’s assigns, any defense, set-off, recoupment claim or counterclaim which Debtor has or may at any time have against Secured Party for any reason whatsoever. Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor will pay all amounts payable under any assigned Debt Documents to such assignee or as instructed by Secured Party. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee.

(b) All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth in this Agreement (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given (i) on the date of receipt if delivered in hand or by facsimile transmission, (ii) on the next business day after being sent by express mail, and (iii) on the fourth business day after being sent by regular, registered or certified mail. As used herein, the term “business day” shall mean and include any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

(c) Secured Party may correct patent errors and fill in all blanks in this Agreement or in any Collateral Schedule consistent with the agreement of the parties.

(d) Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Debtor” and their respective heirs, executors, representatives, successors and assigns, and shall inure to the benefit of Secured Party, its successors and assigns.

(e) This Agreement and its Collateral Schedules constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. THIS AGREEMENT AND ITS COLLATERAL SCHEDULES SHALL NOT BE CHANGED OR TERMINATED ORALLY OR BY COURSE OF CONDUCT, BUT ONLY BY A WRITING SIGNED BY BOTH PARTIES. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(f) This Agreement shall continue in full force and effect until all of the Indebtedness has been indefeasibly paid in full to Secured Party. The surrender, upon payment or otherwise, of any Note or any of the other documents evidencing any of the Indebtedness shall not affect the right of Secured Party to retain the Collateral for such other Indebtedness as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement shall automatically be reinstated if Secured Party is ever required to return or restore the payment of all or any portion of the Indebtedness (all as though such payment had never been made).

(g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

IN WITNESS WHEREOF, Debtor and Secured Party, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation		VICAL INCORPORATED

By:	/s/ Barbara B. Kaiser	By:	/s/ MARTHA J. DEMSKI

Name:	Barbara B. Kaiser	Name:	MARTHA J. DEMSKI

Title:	EVP/General Manager	Title:	VICE PRESIDENT/CFO

CROSS-COLLATERAL AND CROSS-DEFAULT AGREEMENT

General Electric Capital Corporation and

LMSI Venture Finance, a division of Phoenixcor, Inc.

5150 El Camino Real, Suite B-21

Los Altos, CA 94022

Ladies and Gentlemen:

Reference is made to the following (collectively, the “Accounts”): (a) Master Security Agreement dated December 15, 2000 between V1CAL INCORPORATED (“Debtor”) and General Electric Capital Corporation and all related promissory notes, collateral schedules and other documents and (b) Equipment Financing Agreement # 10711 dated October 23, 1900 between Debtor and LMSI Venture Finance, a division of Phoenixcor, Inc. and all related schedules and other documents, all of the foregoing whether now existing or hereafter created. General Electric Capital Corporation and LMSI Venture Finance, a division of Phoenixcor, Inc. are herein individually and collectively referenced to as “Secured Party”. Reference is further made to the equipment and other property (the “Collateral”) described in or securing the Accounts. In consideration of Secured Party extending additional credit or other consideration to Debtor, the receipt of which is hereby acknowledged. Debtor agrees that all Accounts shall be cross-defaulted and cross-collateralized to the maximum extent possible. Accordingly:

1. Debtor agrees that a default by Debtor under any Account which continues beyond the period of grace, if any, provided therein unless such default has been waived shall constitute an additional event of default under all other Accounts.

2. All presently existing and hereafter acquired Collateral shall secure the payment and performance of all of Debtor’s liabilities and obligations to Secured Party of every kind and character, whether joint or several, direct or indirect, absolute or contingent, due or to become due, and whether under presently existing or hereafter created Accounts or otherwise. Debtor further agrees that Secured Party’s security interest in the Collateral covered by any Account now held or hereafter acquired by Secured Party shall not be terminated in whole or in part until and unless all indebtedness of every kind, due or to become due, owed by Debtor to Secured Party is fully paid and satisfied. It is further agreed that Secured Party is to retain Secured Party’s security interest in all Collateral covered by all Accounts held or acquired by Secured Party, as security for payment and performance under each such Account, notwithstanding the fact that one or more of such Accounts may become fully paid.

3. All rights granted to Secured Party hereunder shall be in addition to and shall in no manner impair or affect Debtor’s obligations and Secured Party’s rights and remedies under any existing Account, agreement, statute or rule of law.

This Agreement shall run to the benefit of Secured Party’s successors and assigns.

Anything above to the contrary notwithstanding, the benefit of the foregoing cross collateral provisions shall apply to the benefit of the Secured Party and any successors or assigns holding an Account (or one or more schedules referenced therein) only to the extent that the Secured Party or such successor or assign is also the holder of another Account (or schedule).

IN WITNESS WHEREOF, this Agreement is executed this 12th day of December, 2000

VICAL INCORPORATED

By:	/s/ MARTHA J. DEMSKI

MARTHA J. DEMSKI
Title:	VICE PRESIDENT/CFO

Acknowledged and Agreed this 12th day of December, 2000:

General Electric Capital Corporation

By:	/s/ Barbara B. Kaiser

Title:	EVP/ General Manager

LMSI Venture Finance, a division of Phoenixcor, Inc.

By:	/s/ Barbara B. Kaiser

Title:	EVP/General Manager

ADDITIONAL COLLATERAL RIDER

This Additional Collateral Rider (this “Rider”) is part of that certain Master Security Agreement dated December 15, 2000, and all Collateral Schedules thereto (collectively the “Contract”) between GENERAL ELECTRIC CAPITAL CORPORATION (the “Secured Party”) and VICAL INCORPORATED (“Debtor”). Unless otherwise defined herein, all capitalized terms used in this Rider have the meanings set forth in the Contract.

1.         As security for the full and faithful performance by Debtor of all of the Indebtedness as defined in the Contract and all other obligations of Debtor to Secured Party now or hereafter in existence, Debtor does hereby grant to Secured Party a security interest in all of Debtor’s right, title and interest in and to the following (all hereinafter collectively called the “Additional Collateral”):

➢

All equipment (except computer equipment) and other personal property previously financed under Equipment Financing Agreement #10711, Schedules #20 and subsequent, between Debtor and LMSI Venture Finance, a division of Phoenixcor, Inc., together with all accessories, parts, upgrades, renewals and replacements of, and repairs, improvements and accessions to the equipment assets and any insurance proceeds or revenue derived from the sale or other disposition of the equipment. The foregoing property also secures Secured Party. This lien will stay in effect until all of Debtor’s obligations under this new financing are fulfilled.

2.         In the event of a default by Debtor under the Contract or under any other obligation to Secured Party, Secured Party shall have all of the rights and remedies of a secured party under the Code with respect to the Additional Collateral in addition to any other rights which it may have under the Contract. Debtor shall have the same obligations with respect to the portion of the Additional Collateral constituting Equipment as it has under the Contract with respect to the Collateral financed under the Contract, including but not limited to the restrictions on moving, transferring, encumbering or giving up possession of, and the obligation to insure, such Additional Collateral constituting Equipment.

3.         This agreement shall run to the benefit of Secured Party’s successors and assigns. Except as expressly modified hereby, all of the terms and provisions of the Contract shall remain in full force and effect.

IN WITNESS WHEROF, the parties have executed this Rider simultaneously with the Master Security Agreement.

Dated: 12/12/00

GENERAL ELECTRIC CAPITAL CORPORATION		VICAL INCORPORATED

BY:	/s/ Barbara B. Kaiser	BY:	/s/ MARTHA J. DEMSKI

MARTHA J. DEMSKI
TITLE::	EVP/General Manager	TITLE::	VICE PRESIDENT/CFO

AMENDMENT

THIS AMENDMENT is made as of the 15th day of December, 2000, between General Electric Capital Corporation (“Secured Party”) and VICAL INCORPORATED (“Debtor”) in connection with that certain Master Security Agreement, dated or dated as of December 15, 2000 (“Agreement”). The terms of this Amendment are hereby incorporated into the Agreement as though fully set forth therein. Section references below refer to the section numbers of the Agreement. The Agreement is hereby amended as follows:

3.	COLLATERAL.

Subsection (c) is hereby amended and replaced with the following:

“(c)        Debtor shall not, without the prior written consent of Secured Party, (i) part with possession of any of the Collateral (except to Secured Party or for maintenance and repair), (ii) remove any of the Collateral from the address specified in the Collateral Schedule, or (iii) sell, rent, lease, mortgage, grant a security interest in or otherwise transfer or encumber (except for Permitted Liens) any of the Collateral.”

5.	REPORTS.

Section 5 is hereby amended and replaced with the following:

5.	REPORTS.

(a)        Debtor shall promptly notify Secured Party of (i) any change in the name of Debtor, (ii) any relocation of its chief executive offices or its state of organization, (iii) any relocation of any of the Collateral, which relocation may not be made unless Debtor has obtained the prior written consent of Secured Party, (iv) any of the Collateral being lost, stolen, missing, destroyed, materially damaged or worn out, or (v) any lien, claim or encumbrance other than Permitted Liens attaching to or being made against any of the Collateral.

(b)        Debtor will deliver to Secured Party financial statements as follows. If Debtor is a privately held company, then Debtor agrees to provide monthly financial statements, certified by Debtor’s president or chief financial officer including a balance sheet, statement of operations and cash flow statement within 30 days of each month end and its complete audited annual financial statements, certified by a recognized firm of certified public accountants, within 120 days of fiscal year end or at such time as Debtor’s Board of Directors receives the audit. If Debtor is a publicly held company, then Debtor agrees to provide quarterly and annual audited statements, certified by a recognized firm of certified public accountants, within 10 days after the statements are provided to the Securities and Exchange Commission (“SEC”). All such statements are to be prepared using generally accepted accounting principles (“GAAP”) and, if Debtor is a publicly held company, are to be in compliance with SEC requirements.”

7.	DEFAULT AND REMEDIES.

Section 7(a)(viii) is hereby amended and replaced with the following:

(viii)        Debtor or any guarantor or other obligor for any of the Indebtedness (collectively “Guarantor”) dissolves. Terminates its existence, becomes insolvent, ceases to do business as a going concern, or, without the prior written consent of Secured Party, (A) Debtor sells all or substantially all of its assets, or sells assets which constitute, or are an integral part of, the primary intellectual property of Debtor, or sells all or substantially all of the assets of the division of Debtor purchasing or using the Collateral, if applicable, or (B) Debtor becomes a party to any consolidation or merger where the Debtor is not the surviving entity, or (C) the current stockholders of Debtor sell or transfer more than 50% of the outstanding voting stock of Debtor, or, (D) if Debtor is a publicly held company, any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of 20% or more of the outstanding voting stock of Debtor:

TERMS USED, BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE AGREEMENT. EXCEPT AS EXPRESSLY AMENDED HEREBY, THE AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THE PROVISIONS OF THE AGREEMENT AND THIS AMENDMENT, THEN THIS AMENDMENT SHALL CONTROL.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment simultaneously with the Agreement by signature of their respective authorized representative set forth below.

General Electric Capital Corporation		VICAL INCORPORATED

By:	/s/ Barbara B. Kaiser	By:	/s/ MARTHA J. DEMSKI

Name:	Barbara B. Kaiser	Name:	MARTHA J. DEMSKI

Title:	EVP/General Manager	Title:	VICE PRESIDENT/CFO

Compliance Report Due Monthly

FINANCIAL COVENANTS

ADDENDUM NO. 001

TO MASTER SECURITY AGREEMENT

DATED AS OF December 15, 2000

THIS ADDENDUM (this “Addendum”) amends and supplements the above referenced agreement (the “Agreement”), between General Electric Capital Corporation (together with its successors and assigns, if any, “Secured Party”) and Vical Incorporated (“Debtor”) and is hereby incorporated into the Agreement as though fully set forth therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note and Security Agreement.

The Agreement is hereby amended by adding the following:

FINANCIAL COVENANTS.

(a) Debtor shall, at all times during the term of the Agreement, comply with the following:

Maintain minimum Unrestricted Cash (as defined below) at the greater of (1) $45,000,000 or (2) an amount equal to twelve (12) months of Cash Needs (as defined below). If this covenant is violated, Debtor will provide Secured Party within ten (10) days of such occurrence an irrevocable letter of credit equal to 100% of the remaining principal balance under the new line of credit approved in November 2002 and the extended portion of the prior line of credit with the exception of up to $400,000 to be funded prior to December 31,2002. The form of letter of credit and the bank upon which it is drawn must be acceptable to Secured Party.

Unrestricted Cash shall be defined as cash on hand plus investments in marketable securities with maturities of less than fourteen (14) months, excluding (i) cash pledged to other parties and any contingent liability associated with similar cash covenants under leases, loans or other financial arrangements and (ii) all long-term debt not owed to or subordinated to Secured Party.

Cash Needs shall be defined as cash burn for the immediately preceding three (3) months multiplied by a factor of 4.0

(b) COMPLIANCE REPORTS. Debtor’s Authorized Representative shall certify that Debtor is in compliance with the requirements of subsection (a) above. Such notification and certification shall be provided within thirty (30) days after the end of each fiscal month (the “Compliance Date”), reflecting such information as of the end of such fiscal month. If Debtor fails timely to provide such notification and compliance certificates, within fifteen (15) days after the Compliance Date, such failure shall automatically be deemed a default under the Agreement without notice or other act by Secured Party. The reports required under this section are in addition to and not a substitute for the reports required under the REPORTS Section of the Agreement.

Except as expressly modified hereby, all terms and provisions of the Note and Security Agreement shall remain in full force and effect. This Addendum is not binding nor effective with respect to the Note and Security Agreement until executed on behalf of Secured Party and Debtor by authorized representatives of Secured Party and Debtor.

IN WITNESS WHEREOF, Debtor and Secured Party have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

Secured Party:		Debtor:

General Electric Capital Corporation		Vical Incorporated

By:	/s/ Diane Hernandez	By:	/s/ MARTHA J. DEMSKI

Name:	Diane Hernandez	Name:	MARTHA J. DEMSKI

Title:	Vice President	Title:	VICE PRESIDENT/CFO

Attest

		By:	/s/ Janilyn Cullins

		Name:	Janilyn Cullins

AMENDMENT NO. 1

to

FINANCIAL COVENANTS ADDENDUM NO. 001

TO MASTER SECURITY AGREEMENT

DATED AS OF DECEMBER 15, 2000

THIS AMENDMENT NO. 1 is made as of the 9th day of December 2004, between General Electric Capital Corporation (“Secured Party”) and Vical Incorporated (“Debtor”) in connection with that Financial Covenants Addendum No. 001 (“Addendum”) to that certain Master Security Agreement, dated as of December 15, 2000 (“Agreement”). The terms of this Amendment No. 1 are hereby incorporated into the Addendum as though fully set forth therein. Secured Party and Debtor mutually desire to amend the Agreement as set forth below. Section references below refer to the section numbers of the Addendum. The Addendum is hereby amended as follows:

Section (a) is hereby amended and replaced with the following:

“(a)    Debtor shall, at all times during the term of the Agreement, comply with the following:

Maintain minimum Unrestricted Cash (as defined below) at the greater of (i) $25,000,000 or (ii) an amount equal to twelve (12) months of Cash Needs (as defined below). If this covenant is violated, Debtor will provide Secured Party within ten (10) days of such occurrence an irrevocable letter of credit equal to 100% of the remaining principal balance of all financings subsequent to 1/1/03. The form of letter of credit and the bank upon which it is drawn must be acceptable to Secured Party.

Unrestricted Cash shall be defined as cash on hand plus investments in marketable securities with maturities of less than or equal to thirty-six (36) months, subject to investment quality satisfactory to Secured Party, excluding (i) cash pledged to other parties and any contingent liability associated with similar cash covenants under leases, loans or other financial arrangements and (ii) all long-term debt not owed to or subordinated to Secured Party.

Cash Needs shall be defined as Cash Burn (as defined below) for the immediately preceding three (3) months multiplied by a factor of 4.0.

Cash Burn is defined as the sum of net income plus non-cash charges for the most recent 3 months ended divided by 3, minus current portions of long-term debt divided by 12.”

TERMS USED, BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE ADDENDUM AND THE FINANCING AGREEMENT. EXCEPT AS EXPRESSLY AMENDED HEREBY, THE ADDENDUM SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THE PROVISIONS OF THE ADDENDUM AND THIS AMENDMENT NO. 1, THEN THIS AMENDMENT NO. 1 SHALL CONTROL.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on December 16, 2004.

GENERAL ELECTRIC CAPITAL CORPORATION		VICAL INCORPORATED

By:	/s/ Diane Earle	By:	/s/ Jill M. Church

Name:	Diane Earle	Name:	Jill M. Church

Title:	Senior Vice President	Title:	VP and CFO

SECURITY DEPOSIT PLEDGE AGREEMENT

(Loan)

This Security Deposit Pledge Agreement (this “Agreement”) is made and entered into as of the 9th day of December 2004, by and between Vical Incorporated, a Delaware corporation with its principal place of business at 10390 Pacific Center Court, San Diego, CA 92121 (“Debtor”) and General Electric Capital Corporation, a Delaware corporation, with its principal place of business at 83 Wooster Heights Road, Danbury, CT 06810 (“Secured Party”).

In consideration of, and as an inducement for Secured Party to lend funds to Debtor under the Master Security Agreement, dated as of December 15, 2000, and Collateral Schedule and Promissory Note #4124419-028 and subsequent, thereunder (the “Master Security Agreement and all Collateral Schedules and Promissory Notes thereto being referred to as the “Loan”), and to secure the payment and performance of all of Debtor’s obligations under the Loan, Debtor hereby deposits and pledges with Secured Party a security deposit in the amount of sixty- percent (60.00%) of the loan amount financed on each Promissory Note (the “Deposit”). Such pledge to be upon the terms and conditions set forth below:

1. Debtor delivers the Deposit to Secured Party to secure Debtor’s performance of its obligations under the Loan.

2. The Deposit deposited with Secured Party will not accrue interest. Secured Party may commingle the Deposit with its other funds.

3. Provided there has been no material adverse change in Debtor’s operations that impacts its financial condition, Secured Party shall continuously reduce the security deposit to sixty percent (60.00%) of the aggregate outstanding principal balance of the associated Promissory Notes on a semi-annual basis, commencing January 1, 2005. Notwithstanding the foregoing, the Deposit shall not exceed the aggregate outstanding principal balance of the associated Promissory Notes at any time.

4. After any default by Debtor under the Loan and while the same is continuing, upon, or at any time after said default, Secured Party may apply the Deposit towards the satisfaction of Debtor’s obligations under the Loan and the payment of all reasonable costs and expenses incurred by Secured Party as a result of such default, including but not limited to, reasonable costs of repossessing equipment and reasonable attorneys’ fees. Such application shall not excuse the performance at the time and in the manner prescribed of any obligation of Debtor or cure a default of Debtor. Upon the application by Secured Party of any amount of the Deposit pursuant to the terms of this paragraph, Debtor shall be obligated to immediately deposit with Secured Party an amount sufficient to cause the Deposit to equal the amount first set forth above.

5. Secured Party shall have no duty to first commence an action against or seek recourse from Debtor, in the event of a default under the Loan, before enforcing the provisions of, and proceedings under the provisions of this Agreement. The obligations of Debtor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released or discharged or in any way affected by:

(a)	any amendment or modification of or supplement to the Loan;

(b)

any exercise or non-exercise of any right, remedy or privilege under or in respect to this Agreement, the Loan, or any other instrument provided for in the Loan, or any waiver, consent, explanation, indulgence or actions or inaction with respect to any such instrument; or

(c)	any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding of Debtor.

6.  Upon the termination of the Loan and the satisfaction of all of the obligations of Debtor thereunder, Secured Party shall promptly and without further request or action on the part of any party deliver to Debtor the Deposit (less any portion of same cashed, sold, assigned or delivered pursuant to and under the conditions specified in paragraph 4 hereof), and this Agreement shall thereupon be without further effect.

7.  Secured Party may with written notice to Debtor, assign this Agreement. Debtor agrees that if Debtor receives written notice of an assignment from Secured Party, Debtor will pay all amounts due hereunder to such assignee or as instructed by Secured Party. Debtor also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Debtor hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Debtor has or may at any time have against Secured Party for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SECURED PARTY:		DEBTOR:

General Electric Capital Corporation		Vical Incorporated

By:	/s/ Diane Earle	By:	/s/ Jill M. Church

Name:	Diane Earle	Name:	Jill M. Church

Title:	Senior Vice President	Title:	VP and CFO